Exhibit 99.1

Contact: Contact Marie Casey (marie.casey@caseycomm.com) or Steve Houston (steve.houston@caseycomm.com) at Casey Communications, Inc., (314) 721-2828

October 20, 2011

Cass Information Systems, Inc. Reports Record

3rd Quarter 2011 Earnings with 8.5% Increase over Q3 2010

Declares 10% Stock Dividend, Raises Cash Dividend & Reaffirms Stock Buy Back

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ:CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported record third quarter 2011 earnings of $.64 per diluted share, an 8.5% increase over the $.59 per diluted share earned in the third quarter of 2010. Net income for the period was $6.1 million, an 8.6% increase over the $5.6 million reported in 2010.

	3rd Quarter		% Change	YTD		% Change
	2011	2010		2011	2010
Transportation Dollar Volume	$5.4 billion	$4.5 billion	20.1	$15.3 billion	$12.5 billion	22.2
Utility Dollar Volume	$2.9 billion	$2.9 billion	2.0	$8.2 billion	$7.9 billion	3.1
Revenues	$27.3 million	$24.7 million	10.7	$80.0 million	$71.2 million	12.4
Net Income	$6.1 million	$5.6 million	8.6	$17.5 million	$15.2 million	15.0
Diluted Earnings per Share	$.64	$.59	8.5	$1.85	$1.61	14.9

2011 3rd Quarter Recap

Increased activity from both base customers and new customers helped transportation dollar volume surge more than 20%, with utility dollar volume up 2%. Overall, revenues for the quarter grew to $27.3 million, an 11% increase over the $24.7 million posted in 2010.

Net investment income increased $.6 million, or 6%, primarily due to an increase in average earning assets.

Operating expenses were up 11%, or $1.8 million, as Cass increased staff to support the growth in business volume.

Nine-Month 2011 Recap

For the nine-month period ended September 30, 2011, the company earned $1.85 per diluted share, a 15% increase over the $1.61 per diluted share earned in the comparable period of 2010. Net income grew to $17.5 million, 15% higher than the $15.2 million earned in 2010. Revenues rose more than 12%, from $71.2 million in 2010 to $80.0 million in 2011.

Operating expenses were up 11%, or $5.5 million, as Cass increased personnel to support volume growth.

“As our record results attest, Cass Information Systems continues its steady growth despite the faltering national economic recovery,” said Eric H. Brunngraber, Cass president and chief executive officer. “We believe the company’s performance provides a solid base for continued growth in 2012 and beyond.”

10% Stock Dividend Declared With Increase in Cash Dividend

On October 17, 2011, the company’s board of directors declared a 10% stock dividend payable December 15, 2011 to shareholders of record December 5, 2011.

Shareholders will receive one additional share of Cass stock for each 10 shares owned. No fractional shares will be issued. Shareholders will receive cash for any fractional shares owned based on the share price reported by NASDAQ at the close of trading December 5, 2011.

In addition, the company’s board declared a fourth quarter cash dividend of $.17 per share payable December 15, 2011 to shareholders of record December 5, 2011. That is a one cent increase from the previous dividend per share. The upcoming cash payout will apply to all shares held after the 10% stock dividend is completed, effectively increasing the fourth quarter dividend by nearly 17%. “These actions by the board reflect the company’s solid capital base, its strong performance and the board’s optimism about our future,” said Brunngraber. Cass has continuously paid regularly scheduled cash dividends since 1934.

Reaffirming Stock Buy Back

The company’s board of directors also authorized the repurchase of up to 300,000 shares of the company’s common stock pursuant to the company’s treasury stock buyback program. Repurchases are made in the open market or through negotiated transactions from time to time, depending on market conditions.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses more than $27 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2010.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2011 and 2010:

	Quarter Ended 9/30/11	Quarter Ended 9/30/10	Nine Months Ended 9/30/11	Nine Months Ended 9/30/10
Transportation Invoice Volume	7,672	6,886	21,828	19,619
Transportation Dollar Volume	$5,443,972	$4,534,235	$15,273,046	$12,497,079
Utility Transaction Volume	3,410	3,061	10,108	9,161
Utility Dollar Volume	$2,936,417	$2,878,647	$8,184,747	$7,938,521
Payment and Processing Fees	$15,806	$13,895	$45,372	$40,173
Net Investment Income	10,884	10,290	32,952	29,624
Gain on Sales of Securities	—	—	48	—
Other	641	506	1,642	1,421

Total Revenues	$27,331	$24,691	$80,014	$71,218

Salaries and Benefits	$14,425	$13,026	$42,277	$38,199
Occupancy	581	658	1,786	1,841
Equipment	886	887	2,581	2,701
Other	3,021	2,527	9,038	7,404

Total Operating Expenses	$18,913	$17,098	$55,682	$50,145

Income from Operations before Income Taxes	$8,418	$7,593	$24,332	$21,073
Income Tax Expense	2,358	2,013	6,814	5,844

Net Income	$6,060	$5,580	$17,518	$15,229

Basic Earnings per Share	$.65	$.60	$1.87	$1.63

Diluted Earnings per Share	$.64	$.59	$1.85	$1.61

Average Earning Assets	$1,219,184	$1,102,218	$1,172,182	$1,035,346
Net Interest Margin	4.15%	4.47%	4.43%	4.66%
Allowance for Loan Losses to Loans	1.88%	1.56%	1.88%	1.56%
Non-performing Loans to Total Loans	.93%	.15%	.93%	.15%
Net Loan (Recoveries) Charge-offs to Loans	.11%	.05%	.11%	.08%
Provision for Loan Losses	$550	$950	$1,850	$3,000